Exhibit 4.25

MEDIFOCUS INC.

STOCK OPTION PLAN

1.	STATEMENT OF PURPOSE

1.1 Principal Purposes – The principal purposes of the Plan are to provide the Corporation with the advantages of the incentive inherent in share ownership on the part of employees, officers, directors and consultants responsible for the continued success of the Corporation; to create in such individuals a proprietary interest in, and a greater concern for, the welfare and success of the Corporation; to encourage such individuals to remain with the Corporation; and to attract new employees, officers, directors and consultants to the Corporation.

1.2 Benefit to Shareholders – The Plan is expected to benefit shareholders by enabling the Corporation to attract and retain skilled and motivated personnel by offering such personnel an opportunity to share in any increase in value of the Shares resulting from their efforts.

2.	INTERPRETATION

2.1 Defined Terms - For the purposes of this Plan, the following terms shall have the following meanings:

(a)	“Act” means the Securities Act (Ontario), as amended from time to time;

(b)	“Associate” when used to indicate a relationship with a person or company, means:

(i)	an issuer of which the person or company beneficially owns or controls, directly or indirectly, voting securities entitling the person or company to more than 10% of the voting rights attached to outstanding voting securities of the issuer,

(ii)	any partner of the person or company,

(iii)	any trust or estate in which the person or company has a substantial beneficial interest or in respect of which the person or company serves a trustee or in a similar capacity,

(iv)	in the case of a person, a relative of that person, including:

(A)	a spouse of that person, or

(B)	a relative of that person’s spouse

if the relative has the same home as that person;

(c)	“Board” means the Board of Directors of the Corporation;

(d)	“Change in Control” means:

(i)	a takeover bid (as defined in the Act), which is successful in acquiring Shares,

(ii)	the change of control of the Board resulting from the election by the members of the Corporation of less than a majority of the persons nominated for election by management of the Corporation,

(iii)	the sale of all or substantially all the assets of the Corporation,

(iv)	the sale, exchange or other disposition of a majority of the outstanding Shares in a single transaction or series of related transactions,

(v)	the dissolution of the Corporation’s business or the liquidation of its assets,

(vi)	a merger, amalgamation or arrangement of the Corporation in a transaction or series of transactions in which the Corporation’s shareholders receive less than 51% of the outstanding shares of the new or continuing corporation, or

(vii)	the acquisition, directly or indirectly, through one transaction or a series of transactions, by any Person, of an aggregate of more than 50% of the outstanding Shares;

(e)	“Committee” means a committee of the Board appointed in accordance with this Plan, or if no such committee is appointed, the Board itself;

(f)	“Consultant” means an individual, other than an Employee, senior officer or director of the Corporation or a Subsidiary Corporation, or a Consultant Corporation, who:

(i)	provides ongoing consulting, technical, management or other services to the Corporation or a Subsidiary Corporation, other than services provided in relation to a distribution of the Corporation’s securities,

(ii)	provides the services under a written contract between the Corporation or a Subsidiary Corporation and the individual or Consultant Corporation,

(iii)	in the reasonable opinion of the Corporation spends or will spend a significant amount of time and attention on the affairs and business of the Corporation or a Subsidiary Corporation, and

(iv)	has a relationship with the Corporation or a Subsidiary Corporation that enables the individual or Consultant Company w be knowledgeable about the business and affairs of the Corporation;

(g)	“Consultant Company” means, for an individual Consultant, a company of which the individual is an employee or shareholder, or a partnership of which the individual is an employee or partner;

(h)	“Corporation” means Medifocus Inc., a corporation continued under the laws of Ontario;

(i)	“Date of Grant” means the date specified in the Option Agreement as the date on which the Option is effectively granted;

(j)	“Disability” means any disability with respect to an Optionee which the Board, in its sole and unfettered discretion, considers likely to prevent permanently the Optionee from:

(i)	being employed or engaged by the Corporation, a Subsidiary Corporation or another employer, in a position the same as or similar to that in which he was last employed or engaged by the Corporation or a Subsidiary Corporation; or

(ii)	acting as a director or officer of the Corporation or a Subsidiary Corporation;

(k)	“Disinterested Shareholder Approval” means an ordinary resolution approved by a majority of the votes cast by members of the Corporation at a shareholders’ meeting, excluding votes attaching to Shares beneficially owned by Insiders to whom Options may be granted and Associates of those persons;

(l)	“Effective Date” means the effective date of this Plan, which is the later of the day of its approval by the shareholders of the Corporation and the day of its acceptance for filing by the Exchange if such acceptance for filing is required under the rules or policies of the Exchange;

(m)	“Eligible Person” means:

(i)	an Employee, senior officer or director of the Corporation or any Subsidiary Corporation,

(ii)	a Consultant,

(iii)	an individual providing Investor Relations Activities for the Corporation, or

(iv)	a company, all of the voting securities of which are beneficially owned by one or more of the persons referred to in (i), (ii) or (iii) above;

(n)	“Employee” means:

(i)	an individual who is considered an employee under the Income Tax Act (Canada) (i.e., for whom income tax, employment insurance and CPP deductions must be made at source),

(ii)	an individual who works full-time for the Corporation or a Subsidiary Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or a Subsidiary Corporation over the details and methods of work as an employee of the Corporation or a Subsidiary Corporation, but for whom income tax deductions are not made at source, or

(iii)	an individual who works for the Corporation or a Subsidiary Corporation, on a continuing and regular basis for a minimum amount of time per week, providing services normally provided by an employee and who is subject to the same control and direction by the Corporation or a Subsidiary Corporation over the details and methods of work as an employee of the Corporation or a Subsidiary Corporation, but for whom income tax deductions are not made at source;

(o)	“Exchange” means the stock exchange or over the counter market on which the Shares are listed;

(p)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(q)	“Fair Market Value” means, where the Shares are listed for trading on an Exchange, the last closing price of the Shares before the Date o Grant on the Exchange which is the principal trading market for the Shares, as may be determined for such purpose by the Committee, provided that, so long as the Shares are listed only on the TSXV, the “Fair Market Value” shall not be lower than the last closing price of the Shares before the Date of Grant less the maximum discount permitted under the policies of the TSXV;

(r)	“Guardian” means the guardian, if any, appointed for an Optionee;

(s)	“Insider” is used in relation to the Corporation, means;

(i)	a director or senior officer of the Corporation,

(ii)	every director or senior officer of a company that is itself an insider or subsidiary of the Corporation, or

(iii)	any person or company who beneficially owns, directly or indirectly, voting securities of the Corporation or who exercises control or direction over voting securities of the

Corporation or a combination of both carrying more than 10% of the voting rights attaching to all voting securities to the Corporation for the time being outstanding other than voting securities held by the person or company as an underwriter in the course of a distribution;

(t)	“Investor Relations Activities” means any activities or oral or written communications, by or on behalf of the Corporation or a shareholder of the Corporation that promote or reasonably could be expected to promote the purchase or sale of securities of the Corporation, but does not include:

(i)	the dissemination of information provided, or records prepared, in the ordinary course of business of the Corporation

(A)	to promote the sale of products or services of the Corporation, or

(B)	to raise public awareness of the Corporation,

that cannot reasonably be considered to promote the purchase or sale of securities of the Corporation;

(ii)	activities or communications necessary to comply with the requirements of

(A)	applicable securities laws,

(B)	the rules and policies of the TSXV, if the Shares are :listed only on the TSXV, or the by-laws, rules or other regulatory instruments of any other self-regulatory body or exchange having jurisdiction over the Corporation;

(iii)	communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if

(A)	the communication is only through the newspaper, magazine or publication, and

(B)	the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer, or

(iv)	activities or communications that may be otherwise specified by the TSXV, if the Shares are listed only on the TSXV;

(u)	“Option” means an option to purchase unissued Shares granted pursuant to the terms of this Plan;

(v)	“Option Agreement” means a written agreement between the Corporation and an Optionee specifying the terms of the Option being granted to the Optionee under the Plan;

(w)	“Option Price” means the exercise price per Share specified in an Option Agreement, as may be adjusted from time to time in accordance with the provisions of Sections 6.3 and 10, and which shall in no event be less than $0.10;

(x)	“Optionee” means an Eligible Person to whom an Option has been granted;

(y)	“Person” means a natural person, company, government or political subdivision or agency of a government; and where two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of an issuer, such syndicate or group shall be deemed to be a Person;

(z)	“Plan” means this Stock Option Plan of the Corporation;

(aa)	“Qualified Successor” means a person who is entitled to ownership of an Option upon the death of an Optionee, pursuant to a will or the applicable laws of descent and distribution upon death;

(bb)	“Shares” means the common shares in the capital of the Corporation as constituted on the Date of Grant, adjusted from time to time in accordance with the provisions of Section 10;

(cc)	“Subsidiary Corporation” shall mean a corporation which is a subsidiary of the Corporation;

(dd)	“Term” means the period of time during which an Option may be exercised;

(ee)	“TSX” means the Toronto Stock Exchange; and

(ff)	“TSXV” means the TSX Venture Exchange Inc.

3.	ADMINISTRATION

3.1 Board or Committee – The Plan shall be administered by the Board or by a Committee appointed in accordance with Section 3.2.

3.2 Appointment of Committee – The Board may at any time appoint a Committee, to administer the Plan on behalf of the Board in accordance with such terms and conditions as the Board may prescribe, consistent with this Plan. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and appoint new members in their place, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan. In the absence of the appointment of a Committee by the Board, the Board shall administer the Plan.

3.3 Quorum and Voting – A majority of the members of the Committee shall constitute a quorum, and, subject to the limitations in this Section 3, all actions of the Committee shall require the affirmative vote of members who constitute a majority of such quorum. No member of the Committee who is a director to whom an Option may be granted may participate in the decision to grant such Option (but any such member may be counted in determining the existence of a quorum at any meeting of the Committee in which action is to be taken with respect to the granting of an Option to him).

3.4 Powers of Board and Committee – The Board shall from time to time authorize and approve the grant by the Corporation of Options under this Plan, and any Committee appointed under Section 3.2 shall have the authority to review the following matters in relation to the Plan and to make recommendations thereon to the Board;

(a)	administration of the Plan in accordance with its terms,

(b)	determination of all questions arising in connection with the administration, interpretation and application of the Plan, including all questions relating to the value of the Shares,

(c)	correction of any defect, supply of any information or reconciliation of any inconsistency in the Plan in such manner and to such extent as stall be deemed necessary or advisable to carry out the purposes of the Plan,

(d)	prescription, amendment and rescission of the rules and regulations relating to the administration of the Plan,

(e)	determination of the duration and purpose of leaves of absence from employment which may be granted to Optionees without constituting a termination of employment for purposes of the Plan,

(f)	with respect to the granting of Options:

(i)	determination of the employees, officers, directors or consultants to whom Options will be granted based on the eligibility criteria set out in this Plan,

(ii)	determination of the terms and provisions of the Option Agreement which shall be entered into with each Optionee (which need not be identical with the terms of any other Option Agreement) and which shall not be inconsistent with the terms of this Plan,

(iii)	amendment of the terms and provisions of an Option Agreement, provided the Board obtains:

(A)	the consent of the Optionee, and

(B)	if required, the approval of any stock exchange on which the Shares are listed,

(iv)	determination of when Options will be granted,

(v)	determination of the number of Shares subject to each Option,

(vi)	determination of the vesting schedule, if any, for the exercise of each Option, and

(g)	other determinations necessary or advisable for administration of the Plan.

3.5 Obtain Approvals – The Board will seek to obtain any regulatory, Exchange or shareholder approvals which may be required pursuant to applicable securities laws or Exchange rules.

3.6 Administration of Committee – The Committee shall have all powers necessary or appropriate to accomplish its duties under this Plan. In addition, the Committee’s administration of the Plan shall in all respects be consistent with the Exchange policies and rules.

4.	ELIGIBILITY

4.1 Eligibility for Options – Options may be granted to any Eligible Person.

4.2 Insider Eligibility for Options – Notwithstanding Section 4.1, if the Shares are listed only on the TSXV, grants of Options to Insiders shall be subject to the policies of the TSXV, including the requirement for Disinterested Shareholder Approval, as applicable.

4.3 No Violation of Securities Laws – No Option shall be granted to any Optionee unless the Committee has determined that the grant of such Option and the exercise thereof by the Optionee will not violate the securities law of the jurisdiction in which the Optionee resides.

5.	SHARES SUBJECT TO THE PLAN

5.1 Number of Shares – The maximum number of Shares which may be reserved and set aside for issue under this Plan shall not exceed ten percent (10%) of the number of issued and outstanding shares, from time to time, provided that the Board shall have the right, from time to time, to increase such maximum number subject to the approval of the shareholders of the Corporation.

5.2 Expiry of Option – If an Option expires or terminates for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the purposes of the Plan.

5.3 Reservation of Shares – The Corporation will at all times reserve for issuance and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

6.	OPTION TERMS

6.1 Option Agreement – Each Option granted to an Optionee shall be confirmed by the execution and delivery of an Option Agreement and the Board shall specify the following terms in each such Option Agreement:

(a)	the number of Shares subject to option pursuant to such Option, subject to the following limitations:

(i)	the number of Shares reserved for issuance pursuant to Options to any one Optionee shall not exceed 5% of the issued Shares in any 12-month period (unless the Corporation is designated as a “Tier 1” listed company by the TSXV and has obtained Disinterested Shareholder Approval to exceed this number),

(ii)	the number of Shares reserved for issuance pursuant to Options to any one Consultant shall not exceed 2% of the issued Shares in any 12-month period, and

(iii)	the aggregate number of Shares reserved for issuance pursuant to Options to Employees or Persons conducting Investor Relations Activities shall not exceed 2% of the issued Shares in any 12-month period;

(b)	the Date of Grant;

(c)	the Term, provided that, if the Shares are listed only on the TSXV, the length of the Term shall in no event be greater than five years following the Date of Grant, except, if the Corporation is designated as “Tier 1” listed company by the TSXV or is listed on the TSX, then the Term shall be no greater than ten years following the Date of Grant, for all Optionees. In addition, should the Corporation be designated as a “Tier 1” listed company by the TSXV or listed on the TSX, then all Options then outstanding shall have their respective expiry dates extended as if the Options were granted after such event;

(d)	the Option Price, provided that the Option Price shall not be less than the Fair Market Value of the Shares on the Date of Grant;

(e)	subject to Section 6.2 below, any vesting schedule upon which the exercise of an Option is contingent;

(f)	if the Optionee is an Employee, Consultant or an individual providing Investor Relations Activities for the Corporation, a representation by the Corporation and the Optionee that the Optionee is a bona fide Employee, Consultant or an individual providing Investor Relations Activities for the Corporation, as the case may be, of the Corporation or a Subsidiary Corporation; and

(g)	such other terms and conditions as the Board deems advisable and are consistent with the purposes of this Plan.

6.2 Vesting Schedule – Subject to the rules of the Exchange, the Board shall, have complete discretion to set the terms of any vesting schedule of each Option granted, including, without limitation, discretion to:

(a)	permit partial vesting in stated percentage amounts based on the Term of such Option; and

(b)	permit full vesting after a stated period of tine has passed from the Date of Grant.

6.3 Amendments to Options – Amendments to the terms of previously granted Options are subject to regulatory approval, if required. If required by the Exchange, Disinterested Shareholder Approval shall be required for any reduction in the Option Price of a previously granted Option if the Optionee is art Insider of the Corporation at the time of the proposed reduction in the Option Price.

6.4 Uniformity – Except as expressly provided herein, nothing contained in this Plan shall require that the terms and conditions of Options granted under the Plan be uniform.

7.	EXERCISE OF OPTION

7.1 Method of Exercise – Subject to any limitations or conditions imposed upon an Optionee pursuant to the Option Agreement or Section 6 hereof, an Optionee may exercise an Option by giving written notice thereof, specifying the number of Shares in respect of which the Option is exercised, to the Corporation at its principal place of business at any time after the Date of Grant until 4:00 p.m. (Toronto time) on the last day of the Term, such notice to be accompanied by full payment of the aggregate Option Price to the extent the Option is so exercised. Such payment shall be in lawful money (Canadian funds) by cash, cheque, bank draft or wire transfer. Payment by cheque made payable to the Corporation in the amount of the aggregate Option Price shall constitute payment of such Option Price unless the cheque is not honoured upon presentation, in which case the Option shall not have been validly exercised.

7.2 Issuance of Certificates – Not later than the third business day after exercise of an Option in accordance with Section 7.1, the Corporation shall issue and deliver to the Optionee a certificate or certificates evidencing the Shares with respect to which the Option has been exercised. Until the issuance of such certificate or certificates, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date the certificate is issued, except as provided by Section 10 hereof.

7.3 Compliance with U.S. Securities Laws – As a condition to the exercise of an Option, the Board may require the Optionee to represent and warrant in writing at the time of such exercise that the Shares are being purchased only for investment and without any then-present intention to sell or distribute such Shares. At the option of the Board, a stop-transfer order against such Shares may be placed on the stock books and records of the Corporation and a legend, indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such Shares in order to assure an exemption from registration. The Board may also require such other documentation as may from time to time be necessary to comply with United States’ federal and state securities laws. The Corporation has no obligation to undertake registration of Options or the Shares issuable upon the exercise of the Options.

8.	TRANSFERABILITY OF OPTIONS

8.1 Non-Transferable/Legending – Except as permitted by applicable securities laws and the policies of the Exchange, and as provided otherwise in this Section 8, Options are non-assignable and non-transferable. If the Shares are listed only on the TSXV, then, in addition to any resale restrictions under applicable securities laws, if the Corporation is, at the Date of Grant of an Option, designated as a “Tier 2” listed company by the TSXV or, if the Corporation is not so designated but the Option Price is based on a discount from the last closing price of the Shares on the TSXV, the Option Agreement and the certificates representing the Shares issued on the exercise of such Option shall bear the TSXV legend with a four-month hold period commencing on the Date of Grant.

8.2 Death of Optionee – Subject to Section 8.3, if the employment of an Optionee as an Employee of, or the services of a Consultant providing services to, the Corporation or any Subsidiary Corporation, or the employment of an Optionee as an individual providing Investor Relations Activities, or the position of the Optionee as a director or senior officer of the Corporation or any Subsidiary Corporation, terminates as a result of such Optionee’s death, any Options held by such Optionee shall pass to the Qualified Successor of the Optionee and shall be exercisable by such Qualified Successor until the earlier of a period of not more than one year following the date of such death and the expiry of the Term of the Option.

8.3 Disability of Optionee – If the employment of an Optionee as an Employee of, or the services of a Consultant providing services to, the Corporation or any Subsidiary Corporation, or the employment of an Optionee as an individual providing Investor Relations Activities for the Corporation, or the position of the Optionee as a director or senior officer of the Corporation or any Subsidiary Corporation, is terminated by reason of such Optionee’s Disability, any Options held by such Optionee that could have been exercised immediately prior to such termination of employment or service shall be exercisable by such Optionee, or by his Guardian, for a period of 120 days following the termination of employment or service of such Optionee. If such Optionee dies within that 120-day period, any Option held by such Optionee that could have been exercised immediately prior to his or her death shall pass to the Qualified Successor of such Optionee, and shall be exercisable by the Qualified Successor until the earlier of a period of 120 days following the death of such Optionee and the expiry of the Term of the Option.

8.4 Vesting – Options held by a Qualified Successor or exercisable by a Guardian shall, during the period prior to their termination, continue to vest in accordance with any vesting schedule to which such Options are subject.

8.5 Deemed Non-Interruption of Employment – Employment shall be deemed to continue intact during any military or sick leave or other bona fide leave of absence if the period of such leave does not exceed 120 days or, if longer, for so long as the Optionee’s right to reemployment with the Corporation or any Subsidiary Corporation is guaranteed either by statute or by contract. If the period of such leave exceeds 120 days and the Optionee’s reemployment is not so guaranteed, then the Optionee’s employment shall be deemed to have terminated on the 121st day of such leave.

9.	TERMINATION OF OPTIONS

9.1 Termination of Options – To the extent not earlier exercised or terminated in accordance with Section 8, an Option shall terminate at the earliest of the following dates:

(a)	the termination date specified for such Option in the Option Agreement;

(b)	where the Optionee’s position as an Employee, a Consultant, a director or a senior officer of the Corporation or any Subsidiary Corporation, or an individual providing Investor Relations Activities for the Corporation, is terminated for cause, the date of such termination for cause;

(c)	where the Optionee’s position as an Employee, a Consultant, a director or a senior officer of the Corporation or any Subsidiary Corporation or an individual providing Investor Relations Activities for the Corporation terminates for a reason other than the Optionee’s Disability or death or for cause, not more than 90 days after such date of termination or, in the case of a person employed to provide Investor Relations Activities, not more than 30 days after such person ceases to be employed to provide Investor Relations Activities; provided that if an Optionee’s position changes from one of the said categories to another category, such change shall not constitute termination or cessation for the purpose of this Subsection 9.1(c); and

(d)	the date of any sale, transfer, assignment or hypothecation, or any attempted sale, transfer, assignment or hypothecation, of such Option in violation of Section 8.1,

9.2 Lapsed Options – If Options are surrendered, terminate or expire without being exercised in whole or in part, new Options may be granted covering the Shares not purchased under such lapsed Options. If an Option has been surrendered in connection with the regranting of a new Option to the same Optionee on different terms than the original Option granted to such Optionee, then, if required, the new Option is subject to approval of the Exchange.

9.3 Exclusion From Severance Allowance, Retirement Allowance or Termination Settlement – If the Optionee retires, resigns or is terminated from employment o- engagement with the Corporation or any Subsidiary Corporation, the loss or limitation, if any, pursuant to the Option Agreement with respect to the right to purchase Option Shares which were not vested at that time or which, if vested, were cancelled, shall not give rise to any right to damages and shall not be included in the calculation of nor form any part of any severance allowance, retiring allowance or termination settlement of any kind whatsoever in respect of such Optionee.

10.	ADJUSTMENTS TO OPTIONS

10.1 Alteration in Capital Structure – If there is any change in the Shares through or by means of a declaration of stock dividends of the Shares or consolidations, subdivisions or reclassifications of the Shares, or otherwise, the number of Shares available under the Plan, the Shares subject to any Option and the Option Price therefore shall be adjusted proportionately by the Board and, if required, approved by the Exchange, and such adjustment shall be effective and binding for all purposes of the Plan.

10.2 Effect of Amalgamation, Merger or Arrangement – If the Corporation amalgamates, merges or enters into a plan of arrangement with or into another corporation, any Shares receivable on the exercise of an Option shall be converted into the securities, property or cash which the Optionee would have received upon such amalgamation, merger or arrangement if the Optionee had exercised the Option immediately prior to the record date applicable to such amalgamation, merger or arrangement, and the exercise price shall be adjusted proportionately by the Board and such adjustment shall be binding for all purposes of the Plan.

10.3 Acceleration on Change in Control – Upon a Change in Control, all Options shall become immediately exercisable, notwithstanding any contingent vesting provisions to which such Options may have otherwise been subject.

10.4 Acceleration of Date of Exercise – Subject to the approval of the Exchange, if required, the Board shall have the right to accelerate the date of vesting of any portion of any Option which remains unvested.

10.5 Determinations to be Binding – If any questions arise at any time with respect to the Option Price or exercise price or number of Option Shares or other property deliverable upon exercise of an Option following an event referred to in this Section 10, such questions shall be conclusively determined by the Board, whose decisions shall be final and binding.

10.6 Effect of a Take-Over – If a bona fide offer (the “Offer”) for Shares is made to an Optionee or to shareholders generally or to a class of shareholders which includes the Optionee, which Offer constitutes a take-over bid within the meaning of the Act, the Corporation shall, immediately upon receipt of notice of the Offer, notify each Optionee of full particulars of the Offer, whereupon any Option held by an Optionee may be exercised in whole or in part, notwithstanding any contingent vesting provisions to which such Options may have otherwise been subject, by the Optionee so as to permit the Optionee to tender the Shares received upon such exercise (the “Optioned Shares”) to the Offer. If:

(a)	the Offer is not completed within the time specified therein; or

(b)	all of the Optioned Shares tendered by the Optionee pursuant to the Offer are not taken up and paid for by the offer or pursuant thereto;

the Optioned Shares or, in the case of clause (b) above, the Optioned Shares that are not taken up and paid for, may be returned by the Optionee to the Corporation and reinstated as authorized but unissued Shares and with respect to such returned Optioned Shares, the Option shall be reinstated as if it had not been exercised. If any Optioned Shares are returned to the Corporation under this Section, the Corporation shall refund to the Optionee any Option Price paid for such Optioned Shares.

11.	APPROVAL, TERMINATION AND AMENDMENT OF PLAN

11.1 Shareholder Approval – The establishment of the Plan shall be subject to approval of the TSXV and the shareholders of the Corporation (the “Shareholders”). In addition, all Options granted pursuant to the Plan prior to the approval thereof by the Shareholders shall also be subject to approval of the Shareholders provided that all Options granted subsequent to such approval of the Shareholders shall not require approval by the Shareholders unless such approval is required by the regulatory authorities or stock exchanges having jurisdiction over the affairs of the Corporation.

11.2 Effective Date and Duration of Plan – The Plan becomes effective on the date of its adoption by the Board and Options may be granted immediately thereafter. The Plan shall remain in full force and effect until such time as the Board shall terminate the Plan, and for so long thereafter as Options remain outstanding in favour of any Participant.

11.3 No Grant During Suspension of Plan – No Option may be granted during any suspension, or after termination, of the Plan. Amendment, suspension or termination of the Plan shall not, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted.

12.	CONDITIONS PRECEDENT TO ISSUANCE OF SHARES

12.1 Compliance with Laws – Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares shall comply with all relevant provisions of law, including, without limitation, any applicable United States’ state securities laws, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations thereunder and the requirements of any Exchange or automated interdealer quotation system of a registered national securities association upon which such Shares may then be listed or quoted, and such issuance shall be further subject to the approval of counsel for the Corporation with respect to such compliance, including the availability of an exemption from registration for the issuance and sale of such Shares. The inability of the Corporation to obtain from any regulatory body the authority deemed by the Corporation to be necessary for the lawful issuance and sale of any Shares under this Plan, or the unavailability of an exemption from registration for the issuance and sale of any Shares under this Plan, shall relieve the Corporation of any liability with respect to the non-issuance or sale of such Shares other than with respect to a refund of any Option Price paid.

13.	USE OF PROCEEDS

13.1 Use of Proceeds – Proceeds from the sale of Shares pursuant to the Options granted and exercised under the Plan shall constitute general funds of the Corporation and shall be used for general corporate purposes, or as the Board otherwise determines.

14.	NOTICES

14.1 Notices – All notices, requests, demands and other communications required or permitted to be given under this Plan and the Options granted under this Plan shall be in writing and shall be either delivered personally to the party to whom notice is to be given, in which case notice shall be deemed to have been duly given on the date of such personal delivery; telecopied, in which case notice shall be deemed to have been duly given on the date the telecopy is sent; or mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, and addressed to the party at his or its most recent known address, in which case such notice shall be deemed to have been duly given on the tenth postal delivery day following the date of such mailing.

15.	MISCELLANEOUS PROVISIONS

15.1	No Obligations to Exercise – Optionees shall be under no obligation to exercise Options granted under this Plan.

15.2 No Obligation to Retain Optionee – Nothing contained in this Plan shall obligate the Corporation or any Subsidiary Corporation to retain an Optionee as an employee, officer, director or consultant for any period, nor shall this Plan interfere in any way with the right of the Corporation or any Subsidiary Corporation to reduce such Optionee’s compensation.

15.3 Binding Agreement – The provisions of this Plan and of each Option Agreement with an Optionee shall be binding upon such Optionee and the Qualified Successor or Guardian of such Optionee.

15.4 Use of Terms – Where the context so requires, references herein to the singular shall include the plural, and vice versa, and references to a particular gender shall include either or both genders.

15.5 Headings – The headings used in this Plan are for convenience of reference only and shall not in any way affect or be used in interpreting any of the provisions of this Plan.

15.6 No Representation or Warranty – The Corporation makes no representation or warranty as to the future value of any Shares issued in accordance with the provisions of this Plan.

15.7 Income Taxes – As a condition of and prior to participation in the Plan any Optionee shall on request authorize the Corporation in writing to withhold from any remuneration otherwise payable to such Optionee any amounts required by any taxing authority to be withheld for t1xes of any kind as a consequence of such Optionee’s participation in the Plan.

15.8 Compliance with Applicable Law – If any provision of the Plan or any Option Agreement contravenes any law or any order, policy, by-law or regulation of any regulatory body or stock exchange or over the counter market having authority over the Corporation or the Plan, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

15.9 Conflict – In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

15.10 Governing Law – This Plan and each Option Agreement issued pursuant to this Plan shall be governed by the laws of the Province of Ontario.

15.11 Time of Essence – Time is of the essence of this Plan and of each Option Agreement. No extension of time will be deemed to be, or to operate as, a waiver of the essentiality of time.

15.12 Entire Agreement – This Plan and the Option Agreement sets out the entire agreement between the Corporation and the Optionees relative to the subject matter hereof and supersedes all prior agreements, undertakings and understandings, whether oral or written.